Contact: Sylvia M. Smith
Acting CFO and Controller
734 414-6100

PERCEPTRON ANNOUNCES SECOND QUARTER RESULTS FOR FISCAL YEAR 2007

Plymouth, Michigan, February 6, 2007 - Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $12.2 million and a net loss of $864,000, or $0.11 per diluted share, for the second quarter ended December 31, 2006, compared with net sales of $17.2 million and net income of $2.2 million, or $0.24 per diluted share, for the second quarter ended December 31, 2005. For the six month period ended December 31, 2006 the Company reported net sales of $22.9 million and a net loss of $1.5 million, or $0.18 per diluted share, compared with net sales of $29.9 million and net income of $2.5 million, or $0.27 per diluted share, for the same period one year ago. Fiscal 2007 results included net non-cash stock-based compensation expense of $137,000, or $.02 per diluted share, for the second quarter and $356,000, or $.04 per diluted share, for the six months ended December 31, 2006 compared with $161,000, or $.02 per diluted share, for the second quarter and $311,000, or $.03 per diluted share, for the six months ended December 31, 2005 related to the adoption of accounting pronouncement, Statement of Financial Accounting Standard 123 (revised), (SFAS 123R).

The sales decline in the second quarter reflected customer delays in North America and Europe, as customers in both of these regions delayed some of their tooling programs as a result of restructuring efforts and reassessed programs in response to customer demand for more fuel efficient models. Existing orders that were expected to be shipped during the second quarter were delayed, however, the Company expects that these orders will be shipped during the remainder of the fiscal year and during the first part of fiscal 2008.

Sales in North America of $6.9 million were $5.1 million lower than the second quarter of fiscal 2006 when the unusually high level of sales reflected the strong backlog at the beginning of the quarter and the high rate of new orders during that quarter, principally for AutoGauge® systems. Sales in Europe of $4.8 million were down approximately $100,000. The strengthening Euro this quarter mitigated the decrease and resulted in approximately $440,000 more in sales than the comparable rates in the second quarter of fiscal 2006 would have yielded.

Despite the sales delays, the Company had strong new order bookings of $17.2 million during the second quarter compared with new order bookings of $9.6 million in the first quarter of fiscal 2007 and $18.9 million for the quarter ended December 31, 2005. New orders in Europe of $9.2 million this quarter were up $6.4 million compared with the first quarter of fiscal 2007. The high level of new orders one year ago reflected a number of large orders for AutoGauge® systems to support a customer’s new vehicle platform at several assembly plants in North America.

Historically, the Company’s rate of new automotive orders has varied from quarter to quarter. As customers in North America firm up their plans with respect to new vehicle models, the Company expects a higher rate of new order bookings in North America for the second half of fiscal 2007, however, the Company does not expect new orders in Europe to continue at the level achieved in the second quarter of fiscal 2007. As a result, based on business currently being quoted, the Company expects new automotive orders in the third and fourth quarter of fiscal 2007 to be comparable to the level of new orders received in the second quarter of fiscal 2007. The Company's backlog rose to $22.6 million as of December 31, 2006 compared with $17.7 million as of September 30, 2006 and $22.0 million at December 31, 2005.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

February 6, 2007

The Company has begun shipments of its new commercial product, the first of what it expects will be a line of products of increasing sophistication and capability. The Company has already received additional orders for the product, expects to receive additional orders during the remainder of the fiscal year, and plans to deliver the orders throughout the balance of the fiscal year. The magnitude of the expected new orders will depend on the market reaction to the product after introduction.

The Company and its partner, Ridge Tool, conducted extensive professional user market research during the development of the product, and believe that there will be strong market acceptance and enthusiasm for the product. A number of patents have been submitted covering key product features.

Ridge Tool is readying a multifaceted global marketing campaign with extensive pubic relations, advertising, trade show, and promotional programs. The launch effort will kick off at six major trade shows in the United States, Europe and China, editor sessions with key trade publications, and multi-media support. After Ridge Tool announces the product, details will be available at its website, www.ridgid.com.

The gross profit margin this quarter was 37.2% compared with 48.3% in the second quarter of fiscal 2006. The margin decrease was primarily due to higher installation labor and manufacturing costs as a percentage of sales. The Company’s installation and manufacturing costs are relatively fixed and remained at levels to support higher levels of sales than were delivered during the second quarter. The lower second quarter sales resulted in lower absorption of the fixed overhead reported this quarter. The Company is continually reviewing its costs, particularly as they relate to system installation and support, to ensure that the Company’s resources are at a level that can support its business base and allow for future growth.

Selling, general and administrative expenses were $526,000 higher in this quarter compared to the second quarter of fiscal 2006 primarily related to the new investments, mostly in personnel, being made in the Far East, the effect of the strengthening Euro on costs, and salary, benefit and travel increases. Engineering, research and development expenses were comparable to one year ago as salary and benefit increases were offset by decreased spending on engineering materials.

The income tax benefit this quarter reflected the effect of the mix of operating profit and loss among the Company’s various operating entities and their countries respective tax rates. The second quarter of fiscal 2006 included the recognition of a $725,000 tax benefit associated with reversing a valuation allowance related to net operating losses in North America that was no longer deemed to be required and a $290,000 tax expense related to the repatriation of $6.3 million of un-remitted earnings of certain of the Company’s European subsidiaries under the provisions of the American Jobs Creation Act of 2004.

Alfred A. Pease, chairman, president and chief executive officer, commented, "We were disappointed that the uncertainty in the automotive industry in North America resulted in delays and program changes that caused our sales to decline in the second quarter. Nevertheless, the prospects going forward for growth remain strong, and we have increased spending to support our growth plans in the Far East and for our new commercial products.

“We received new orders between our Japanese and Singapore offices this quarter of $900,000 compared with $200,000 in the second quarter of fiscal 2006, and we continue to believe that the resources that we have committed to this region will yield meaningful sales growth.

“We are very excited about our prospects for growth for the new commercial product and its follow-on products, and we expect to see the new product in both professional trade distribution as well as the hardware home center distribution channels this fiscal year.

“Despite the automotive sales decline we experienced during the second quarter, we expect total revenues for the fiscal year including anticipated sales of our new commercial product to be at least comparable to those of the last fiscal year. Any sales increase for 2007 over 2006 will depend on how rapidly sales increase for the new commercial product over anticipated levels. Once again, because our long term growth opportunities for both Asia Automotive sales and for commercial sales remain strong, we intend to continue the investments we have made in the past to fuel that growth.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

February 6, 2007
“Our balance sheet remains strong. Cash decreased by $5.6 million to $19.0 million during the quarter due primarily to a $2.6 million increase in inventory and $2.8 million for the stock repurchase program. During the second quarter, the Company repurchased 332,000 shares of its stock. The increase in inventory was primarily to support the initial production of the new commercial product. We had no debt and shareholders’ equity was $50.6 million or, $6.22 per diluted share as of December 31, 2006.”

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EST). Investors can access the call at http://www.visualwebcaster.com/event.asp?id=37598 or by dialing 888 868-9080 (domestic callers) or 973 935-8511 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 1:00 p.m. today and running until 11:00 p.m. on Tuesday, February 13, 2007. You can access the rebroadcast by dialing 877 519-4471 (domestic callers) or 973 341-3080 (international callers) and entering the passcode of 8369416. A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron produces non-contact metrology solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron also produces innovative technology products for trade professionals and consumers. Headquartered in Plymouth, Michigan, Perceptron has approximately 245 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, and Singapore. For more information, please visit www.perceptron.com.

About Ridge Tool
Ridge Tool Company, a leading manufacturer of hand and power tools, markets its products in over 130 countries under its RIDGID® brand. The company's broad offering includes over three hundred types of tools serving the plumbing, HVAC/R, energy, industrial, electrical, institutional and rental markets. Ridge (www.ridgid.com) is a subsidiary of St. Louis, Missouri based Emerson (NYSE: EMR). Emerson is a global leader in bringing technology and engineering together to provide innovative solutions to customers through its network power, process management, industrial automation, climate technologies, and tools and storages business platforms. For more information, please visit www.gotoemerson.com.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

February 6, 2007

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2007 and future revenue, expenses, new order bookings, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of the introduction of and revenue and net income increases from new products which the Company have recently introduced or have not yet released and from the Company’s plans to make important new investments, largely for personnel, for newly introduced products and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A - Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2006, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the U.S. and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability of the Company to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs. The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

February 6, 2007

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net Sales	$12,234	$17,188	$22,944	$29,948
Cost of Sales	7,688	8,890	13,911	16,067
Gross Profit	4,546	8,298	9,033	13,881
Selling, General and Administrative Expense	4,178	3,652	8,065	6,944
Engineering, Research and Development Expense	1,912	1,886	3,644	3,758
Operating Income (Loss)	(1,544)	2,760	(2,676)	3,179
Interest Income, net	265	104	579	251
Foreign Currency and Other	(16)	36	(16)	84
Income (Loss) Before Income Taxes	(1,295)	2,900	(2,113)	3,514
Income Tax Expense (Benefit)	(431)	706	(608)	1,051
Net Income (Loss)	$(864)	$2,194	$(1,505)	$2,463

Earnings (Loss) Per Share
Basic	($0.11)	$0.25	($0.18)	$0.28
Diluted	($0.11)	$0.24	($0.18)	$0.27

Weighted Average Common Shares Outstanding
Basic	8,136	8,668	8,239	8,749
Diluted	8,136	9,170	8,239	9,223

Condensed Balance Sheets		December 31,	June 30,
		2006	2006
Cash and Cash Equivalents		$19,045	$25,188
Receivables, net		14,947	17,194
Inventories, net		10,455	6,433
Other Current Assets		2,076	2,002
Property and Equipment, net		7,443	7,408
Other Non-Current Assets, net		4,595	4,170
Total Assets		$58,561	$62,395

Current Liabilities		$7,967	$8,165
Shareholders' Equity		50,594	54,230
Total Liabilities and Shareholders' Equity		$58,561	$62,395